                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       Hilb, Rogal and Hamilton Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                                [LOGO OF HRH]

                                                                 March 31, 2000

Dear Shareholder:

   You are cordially invited to attend our Annual Meeting of Shareholders on Tuesday, May 2, 2000, at 10:00 a.m. at The Jefferson Hotel, 101 W. Franklin Street, Richmond, Virginia. At the meeting, you will be asked to elect six directors, four to the class of directors whose term of office expires in 2003 and one each for the classes of 2001 and 2002. Additionally, we seek your approval of the 2000 Stock Incentive Plan. On the following pages, you will find the formal notice of annual meeting and the proxy statement.

   Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the meeting. Therefore, you are urged to complete, sign, date and mail your proxy promptly in the enclosed postage-paid envelope.

   We hope you will participate in the annual meeting, either in person or by proxy.

                                          Sincerely,

                                          /s/ Andrew L. Rogal

                                          Andrew L. Rogal
                                          Chairman and Chief Executive Officer

                        HILB, ROGAL AND HAMILTON COMPANY
                              4235 Innslake Drive
                                 P. O. Box 1220
                        Glen Allen, Virginia 23060-1220

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 2, 2000

                               ----------------

   The Annual Meeting of Shareholders of Hilb, Rogal and Hamilton Company (the Company) will be held on Tuesday, May 2, 2000, at 10:00 a.m. at The Jefferson Hotel, 101 W. Franklin Street, Richmond, Virginia, for the following purposes:

  1. To elect six directors, four to the class of directors whose term of office expires in 2003 and one director for each class of directors whose term of office expires in 2001 and 2002;

  2.  To approve the 2000 Stock Incentive Plan; and

  3. To transact such other business as may properly come before the meeting.

   Only shareholders of record at the close of business on March 27, 2000, the record date fixed by the Board of Directors of the Company, are entitled to notice of, and to vote at, the meeting.

                                          By Order of The Board of Directors

                                          /s/ Walter L. Smith

                                          Walter L. Smith
                                          Vice President, General Counsel and
                                           Corporate Secretary

March 31, 2000

                                   IMPORTANT

   Whether or not you plan to attend the meeting, please vote, sign, date and return the enclosed proxy as promptly as possible. If you attend the meeting, you may vote your shares in person, even though you have previously signed and returned your proxy.

                                PROXY STATEMENT

   Proxies in the form enclosed are solicited by the Board of Directors for the Annual Meeting of Shareholders to be held on May 2, 2000, and any duly reconvened meeting after adjournment thereof (the Meeting). Any shareholder who executes a proxy has the power to revoke it at any time by written notice to the Secretary of the Company, by executing a proxy dated as of a later date or by voting in person at the Meeting. It is expected that this proxy statement and the enclosed proxy card will be mailed on or about March 31, 2000, to all shareholders entitled to vote at the Meeting.

   The Company will pay all of the costs associated with this proxy solicitation. To the extent necessary, certain officers and employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The Company may also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of the shares.

   On the record date of March 27, 2000, the date for determining shareholders entitled to notice of, and to vote at, the Meeting, there were outstanding 13,107,989 shares of Common Stock. Each share of Common Stock is entitled to one vote on each matter to be acted upon at the Meeting. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the Meeting. Shares held in street name (Broker Shares) that are not voted on any matter at the Meeting will not be included in determining the number of shares present or represented at the Meeting.

   The management and directors are not aware of any matters to be presented for action at the Meeting other than the matters stated in the notice of the Meeting. If any such matter requiring a vote of the shareholders should properly come before the Meeting, unless otherwise instructed, it is the intention of the persons named in the proxy card to vote such proxy in accordance with their best judgment.

                        SECURITY OWNERSHIP OF MANAGEMENT

   The following table sets forth, as of March 1, 2000, certain information with respect to the beneficial ownership of the Company's Common Stock by each director and nominee; the Chief Executive Officer, Andrew L. Rogal, and each of the Company's four other most highly paid executive officers, Timothy J. Korman, John P. McGrath, Richard F. Galardini and Michael A. Janes (collectively, the Named Executive Officers); and all directors and executive officers as a group. Except as otherwise indicated, each individual named has sole investment and voting power with respect to the shares shown. On March 1, 2000, the Company had 13,153,009 shares of Common Stock issued and outstanding. Each of the individuals listed below is the owner of less than 1% of the shares outstanding, except for Martin L. Vaughan, III, who owns 1.10% of the issued and outstanding shares of Common Stock, Robert H. Hilb who owns 1.13% and would upon exercise of his exercisable options own 1.21% of the Common Stock issued and outstanding, and Andrew L. Rogal who would own 1.19% of the Common Stock issued and outstanding upon exercise of his exercisable options. As a group, the directors and executive officers own 5.28% and would upon exercise of their exercisable options own 8.63% of the Common Stock issued and outstanding.

                                              Number of  Shares Under Deferred
                                               Common    Exercisable   Stock
Name                                          Shares (1)  Options (2) Units (3)
----                                          ---------  ------------ --------
Theodore L. Chandler, Jr....................    11,000      24,000      4,198
Norwood H. Davis, Jr........................    10,000      18,000      4,182
Philip J. Faccenda (4)......................       325           0          0
Robert W. Fiondella (5).....................         0       5,000      1,120
J. S. M. French.............................    42,500      24,000      3,605
Richard F. Galardini........................    16,361       9,750        N/A
Robert H. Hilb..............................   148,900      10,000      4,325
Michael A. Janes............................    15,247      23,500        N/A
Timothy J. Korman...........................    50,895      36,250        N/A
Anthony F. Markel...........................     7,000      10,000      3,402
John P. McGrath.............................    21,501      32,000        N/A
Thomas H. O'Brien (4).......................    11,579      24,000          0
Andrew L. Rogal (6).........................    81,449      75,500        N/A
David W. Searfoss (5).......................     1,000       5,000      1,299
Robert S. Ukrop (7).........................    20,648      24,000      3,316
Martin L. Vaughan, III......................   144,058           0        N/A
All directors and executive officers as a
 group (28 persons, including those named)..   695,097     480,975     25,447

--------
(1) The number of shares of Common Stock shown in the table includes 51,954 shares held for certain executive officers in the Company's Retirement Savings Plan as of March 1, 2000, and 79,220 shares of Restricted Stock granted to executive officers pursuant to the Company's 1989 Stock Plan.
(2) The number of shares indicated includes shares which may be acquired through the exercise of stock options within sixty days after March 1, 2000, pursuant to the Company's 1986 Incentive Stock Option Plan, 1989 Stock Plan and Non-employee Directors Stock Incentive Plan.
(3) Nonemployee directors who do not elect to receive all or a portion of their fees in cash or Common Stock may elect to defer all or a portion of their fees into Deferred Stock Units (DSU's). DSU's represent hypothetical shares of Common Stock and are credited to a director's account on the date fees are earned at the closing price of Common Stock on that date. Additional DSU's are credited to a director's account at the time Common Stock dividends are paid by the Company. DSU's are payable in cash at the end of the deferral period elected by the Director. See "Directors Compensation."
(4) Includes 325 shares of Common Stock for Mr. Faccenda and 443 shares of Common Stock for Mr. O'Brien earned pursuant to the Non-employee Directors Stock Incentive Plan as of March 1, 2000, and issued on March 31, 2000.

(5) The number of shares listed does not include 865,042 shares of Common Stock owned by Phoenix Home Life Mutual Insurance Company (Phoenix Home Life) and debentures owned by Phoenix Home Life which are convertible into 1,406,593 shares of Common Stock at $22.75 per share, beneficial ownership of each of which is disclaimed by Messrs. Fiondella and Searfoss.
(6) The number of shares indicated includes 17,300 shares held in a trust for which Andrew L. Rogal is one of the trustees. Mr. Rogal, as a trustee, shares voting and investment power for these shares and disclaims beneficial ownership thereof.
(7) The number of shares indicated includes 1,250 shares owned by an investment club in which Robert S. Ukrop is an officer possessing shared voting and investment power. He disclaims beneficial ownership thereof.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

   The following table sets forth certain information with respect to each person known by the Company to be the beneficial owner of 5% or more of the outstanding shares of Common Stock of the Company. In preparing the table below, the Company has relied, without further investigation, on information contained in the filings by each reporting person with the Securities and Exchange Commission (the Commission) under the Securities Exchange Act of 1934, as amended.

                                                Name of Common
                                               Shares and Nature    Percent of
  Number and Address of Beneficial Owner    of Beneficial Ownership  Class (1)
  --------------------------------------    ----------------------- ----------
Southeastern Asset Management, Inc. (2)...         2,502,500          19.03%
 Longleaf Partners Small-Cap Fund
 O. Mason Hawkins
 6410 Poplar Avenue
 Suite 900
 Memphis, Tennessee 38119
Phoenix Home Life Mutual Insurance
 Company (3)..............................         2,271,635             (3)
 1 American Row
 Hartford, Connecticut 06103
I. G. Investment Management, Ltd. (4).....         1,598,650          12.15%
 1 Canada Center
 447 Portage Avenue
 P. O. Box 5000
 Winnipeg, Manitoba R3C 3B6
Westport Asset Management, Inc. (5).......           701,500           5.33%
 Westport Advisers, LLC
 253 Riverside Avenue
 Westport Connecticut 06880
Artisan Partners Limited Partnership (6)..           683,100           5.19%
 Artisan Investment Corporation, the
  General
 Partner of Artisan Partners
 1000 North Water Street, #1770
 Milwaukee, Wisconsin 53202

--------
(1) Based on 13,153,009 shares of Common Stock issued and outstanding on March 1, 2000.
(2) Southeastern Asset Management, Inc. (Southeastern), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, Longleaf Partners Small-Cap Fund (Longleaf), an investment company registered under Section 8 of the Investment Company Act of 1940, and O. Mason Hawkins (Hawkins) filed a joint Schedule 13G with the Commission reporting beneficial ownership as of December 31, 1999, of 2,502,500 shares of Common Stock, which are held in various capacities. Southeastern reported that it has sole voting power as to 620,100 shares, shared voting power as to 1,777,400 shares, owned by Longleaf, a series of Longleaf Partners Funds Trust, and no voting power as to 105,000 shares. Southeastern also reported that it has sole dispositive power as to 725,100 shares and shared dispositive power as to 1,777,400 shares, owned by Longleaf. Hawkins may be deemed to be a controlling person of Southeastern as a result of his official positions with or ownership of its voting securities; however, the existence of such control is expressly disclaimed as Hawkins does not own directly or indirectly any shares for his own account. The reporting group represented in the Schedule 13G that the shares of Common Stock reported thereon were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Company and were not acquired in connection with or as a participant in any transaction having such purpose or effect.
(3) Phoenix Home Life filed a Form 3 for May 1999 reporting that as of May 3, 1999, it had sole voting and dispositive power as to 865,042 shares of Common Stock, which represents 6.58% of the Common Stock issued and outstanding as of March 1, 2000. Additionally, Phoenix Home Life holds $32,000,000 of subordinated debentures convertible into 1,406,593 shares of Common Stock at a price of $22.75 per share. If the debentures were converted as of March 1, 2000, 14,559,602 shares of Common Stock would be outstanding and Phoenix Home Life would own 15.60% of the issued and outstanding Common Stock.
(4) I. G. Investment Management, Ltd. filed a Form 4 for February 2000 reporting that as of February 29, 2000, it had sole voting and dispositive power as to 1,598,650 shares of Common Stock, of which 697,650 shares were held in its Investors U.S. Opportunities Fund, and 901,000 were held in its Investors U.S. Growth Fund.
(5) Westport Asset Management, Inc. (Westport) reported on Schedule 13G that as of December 31, 1999, it is deemed to be the beneficial owner of 701,500 shares of Common Stock for purposes of Rule 13(d) based upon shared power to make decisions whether to retain or dispose of the securities of many unrelated clients. Westport disclaims any economic interest in the securities of those clients. The clients are actual owners of the securities and have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities. Westport disclaims beneficial ownership of such shares and disclaims the existence of any group. Westport filed the Schedule 13(G) pursuant to Rule 13d-1(b)(ii)(G) as the owner of 50% of Westport Advisers, LLC, and does not individually beneficially own over 1% of the Company as of the date of filing. Westport is an investment advisor and Westport Advisors, LLC is an investment advisor for a series of public mutual funds.
(6) Artisan Partners Limited Partnership reported on Schedule 13G that as of December 31, 1999, since it serves as investment adviser to Artisan Funds, Inc., comprised of four series designated Artisan Small Cap Fund, Artisan International Fund, Artisan Mid Cap Fund and Artisan Small Cap Value Fund (the "Funds"), it has shared power to vote and dispose of 683,100 shares of Common Stock. Various of Artisan Partners' limited partners and employees are also officers and directors of the Funds, but Artisan Partners does not consider the Funds to be controlled by such persons. Although the Funds are not controlled by Artisan Partners, pursuant to Rule 13d-3(a) the shares beneficially owned by the Funds, with respect to which each of the Funds has delegated to Artisan Partners shared voting power and shared dispositive power, are considered to be shares beneficially owned by Artisan Partners by reason of such delegated powers. Other clients of Artisan Partners may own shares which are not included in the aggregate number of shares reported herein because Artisan Partners does not have or share voting or investment power over those shares.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

   Six (6) directors are to be elected at the Meeting, four (4) to serve for terms of three (3) years expiring on the date of the Annual Meeting in 2003 and until their successors are elected, one (1) to serve for a term of two (2) years expiring as of the Annual Meeting in 2002 and until his successor is elected and one (1) to serve for a term of one (1) year expiring as of the Annual Meeting in 2001 and until his successor is elected.

   It is intended that votes represented by proxies, unless otherwise specified, will be cast for the election as directors of the nominees listed below, all of whom are now directors of the Company. The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Common Stock of the Company cast in the election of directors. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast. Each nominee has consented to being named in the proxy statement and has agreed to serve if elected.

   If, at the time of the Meeting, any nominee should be unable to serve as a director, votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Board of Directors. As of the date of this proxy statement, the Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.

   The following information is furnished with respect to each nominee and each director whose term of office will continue after the Meeting.

Nominee for Election for Term Expiring in 2001

   David W. Searfoss, 48, has been Executive Vice President and Chief Financial Officer of Phoenix Home Life, a company providing insurance services throughout the Northeast since 1988 and has been a director of the Company since 1999. He is a director of PXRE Group, Ltd. Mr. Searfoss is a member of the Audit Committee.

Nominee for Election for Term Expiring in 2002

   Timothy J. Korman, 47, has been Executive Vice President, Finance and Administration of the Company since 1997 and a director of the Company since 1999. He was Executive Vice President, Chief Financial Officer and Treasurer of the Company from 1995 to 1997.

Nominees for Election for Terms Expiring in 2003

   Robert W. Fiondella, 57, has been Chairman of the Board, President and Chief Executive Officer of Phoenix Home Life since February 1994 and has been a director of the Company since June 1999. Mr. Fiondella is the President of PM Holdings, Inc. (Holdings) and is also a member of the Board of Directors of several of Phoenix Home Life's subsidiaries, including Holdings and Phoenix Charter Oak Trust Company. Mr. Fiondella is also a member of the boards of directors of PXRE, PXRE Reinsurance, Advest Group, Inc. and Barnes Group. Mr. Fiondella is Chairman of the Product Development Committee.

   Robert H. Hilb, 72, has been Chairman Emeritus since January 2000. He was Chairman of the Company from 1991 until December 1999 and has been a director of the Company since 1982. He was Chief Executive Officer of the Company from 1991 to May 1997. Mr. Hilb is a member of the Executive Committee, Corporate Governance Committee and Compensation Committee.

   Andrew L. Rogal, 51, has been Chairman and Chief Executive Officer since January 2000. He was Chief Executive Officer of the Company since May 1997 and President of the Company from 1995 until December 1999 and has been a director of the Company since 1989. He was Chief Operating Officer of the Company from 1995 to May 1997. He was Executive Vice President of the Company from 1991 to 1995. Mr. Rogal is Chairman of the Executive Committee.

   Martin L. Vaughan, III, has been President and Chief Operating Officer of the Company since January 2000. He has been Chief Operating Officer and a director of the Company since June 1999. He was President and Chief Executive Officer of American Phoenix Corporation from 1990 to 1999.

   The Board of Directors recommends that the shareholders vote FOR the nominees set forth above.

Incumbent Directors Whose Terms Expire at 2001 Annual Meeting

   J.S.M. French, 59, has been President of Dunn Investment Company, a construction materials and construction investment company in Birmingham, Alabama, since 1978 and has been a director of the Company since 1984. He is a director of Regions Financial Corporation, Energen Corporation and Protective Life Corporation. Mr. French is a member of the Audit Committee.

   Robert S. Ukrop, 53, has been President and Chief Executive Officer of Ukrop's Super Markets, Inc., a company owning 27 retail food stores and 3 food manufacturing facilities in Central Virginia, since 1994 and has been a director of the Company since 1989. He is a first cousin of Timothy J. Korman, Executive Vice President, Finance and Administration of the Company. Mr. Ukrop is Chairman of the Corporate Affairs Committee.

   Anthony F. Markel, 58, has been President and Chief Operating Officer of Markel Corporation, an insurance company comprised of five operating units underwriting specialty insurance products and programs to a variety of niche markets, headquartered in Richmond, Virginia, since March 1992 and has been a director of the Company since 1998. He is a director of Markel Corporation and Open Plan Systems, Inc. Mr. Markel is Chairman of the Audit Committee.

Incumbent Directors Whose Terms Expire at the 2002 Annual Meeting

   Theodore L. Chandler, Jr., 47, has been Senior Executive Vice President of LandAmerica Financial Group, Inc., a company providing title insurance and related services through its underwriting and other subsidiaries, since January 2000. He had been a principal in the law firm of Williams, Mullen, Clark & Dobbins in Richmond, Virginia from 1982 to January 2000 and has been a director of the Company since 1986. Williams, Mullen, Clark & Dobbins has represented the Company as legal counsel since the Company's formation in 1982. Mr. Chandler is a director of LandAmerica Financial Group, Inc. and Open Plan Systems, Inc. Mr. Chandler is Chairman of the Corporate Governance Committee and a member of the Compensation Committee and the Executive Committee.

   Norwood H. Davis, Jr., 60, has been Chairman of the Board of Trigon Healthcare, Inc., a company providing health care coverage and specialty health services in Virginia, since 1989, was Chief Executive Officer from 1981 to 1999 and has been a director of the Company since 1994. Mr. Davis is a director of Trigon Healthcare, Inc. and First Union Corporation. Mr. Davis is a member of the Compensation Committee, Executive Committee and Corporate Governance Committee.

   Thomas H. O'Brien, 63, has been Chairman and Chief Executive Officer of The PNC Financial Services Group, Inc., a multi-bank holding company engaged in financial services activities in Pittsburgh, Pennsylvania, since 1985 and has been a director of the Company since 1982. He has been Chairman of PNC Bank, N.A., a national banking institution in Pittsburgh, Pennsylvania, since 1993. He is a director of Bell Atlantic Corporation and The PNC Financial Services Group, Inc. Mr. O'Brien is Chairman of the Compensation Committee and a member of the Executive Committee and Corporate Governance Committee.

Certain Nomination and Voting Arrangements

   On May 3, 1999, the Company acquired from Holdings and Martin L. Vaughan, III (Vaughan) all of the issued and outstanding shares of the capital stock of American Phoenix Corporation (APC), resulting in APC becoming a wholly owned subsidiary of the Company. In connection with the acquisition, the Company, Holdings and Holdings' parent, Phoenix Home Life, entered into a Voting and Standstill Agreement (the Voting Agreement). The Voting Agreement provides, among other things, that (i) in connection with the Meeting, the Company will nominate and recommend for election two directors, Vaughan and a person designated by the Company, and (ii) commencing with the Meeting and continuing during the term of the Voting Agreement, the Company will nominate and recommend for election two additional directors, Robert W. Fiondella and a person designated by Holdings, to serve on the Board of Directors of the Company. Timothy J. Korman and David W. Searfoss are the designees of the Company and Holdings, respectively. The Voting Agreement requires the Holdings designee to resign from the Board of Directors once Holdings' ownership percentage of the Company's adjusted outstanding shares of Common Stock (as defined in the Voting Agreement) is reduced to less than 10%.

   Pursuant to the Voting Agreement, Phoenix Home Life and Holdings have agreed to vote the shares of Common Stock owned by them or their affiliates in accordance with the recommendation of the Board of Directors on matters relating to (i) the election of directors nominated by the Board of Directors or a nominating committee thereof, (ii) certain tender or exchange offers, election contests and other attempts to acquire control of the Company or the Board of Directors and (iii) for a period of five years, business combination and similar transactions for which shareholder approval is sought. Unless terminated earlier by written agreement of the parties, the Voting Agreement will remain in effect until May 3, 2009.

Meetings and Committees of the Board of Directors

   The standing committees of the Board of Directors are the Executive Committee, the Audit Committee, the Compensation Committee, the Corporate Affairs Committee, the Product Development Committee and the Corporate Governance Committee. The Executive Committee, which is subject to the supervision and control of the Board of Directors, has been delegated substantially all of the powers of the Board of Directors in order for the Executive Committee to act between meetings of the Board. The responsibilities of the Audit Committee include the review of the scope and the results of the work of the independent auditors and internal auditors, the review of internal accounting controls and the recommendation of the independent auditors to be designated for the ensuing year. As more fully discussed below under "Compensation Committee Report on Executive Compensation," the Compensation Committee establishes the compensation of all executive officers of the Company and administers the Company's stock option plans, the Outside Directors Deferral Plan, the Executive Voluntary Deferral Plan and the Supplemental Executive Retirement Plan. The Corporate Affairs Committee is responsible for monitoring the Company's external relations in its communities. The Product Development Committee is charged with investigating and developing new products for the Company's subsidiaries to sell. The Corporate Governance Committee, which until February 10, 2000, was known as the Nominating Committee, is responsible for recommending to the Board of Directors persons to be nominated for election as directors of the Company and other matters related to corporate governance and procedures. Refer to "Proposals for 2001 Annual Meeting."

   In 1999, there were five meetings of the Board of Directors, three meetings of the Audit Committee, five meetings of the Compensation Committee, one meeting of the Executive Committee and two meetings of the Nominating Committee. Each member of the Board of Directors attended at least 75% of the aggregate total number of meetings of the Board and the committees on which he served.

Directors' Compensation

   Each director who is not an employee of the Company receives an annual retainer of $14,000, a fee of $2,500 for each Board meeting attended and a fee of $1,000 for each committee meeting attended. Additionally, the chair of every committee receives an annual retainer of $2,000. Directors who are also officers of the Company receive no compensation for their services as directors.

   The Company has an Outside Directors Deferral Plan which permits a non-employee director to defer all or a portion of his compensation. On February 3, 1998, the Board of Directors approved the Amended and Restated Outside Directors Deferral Plan (the Amended and Restated Plan), which superseded the Outside Directors Deferral Plan with an effective date of January 1, 1995. Under the Amended and Restated Plan, directors of the Company who are not employees of the Company may elect to defer all or part of their annual fees and meeting fees in Deferred Stock Units. Each Deferred Stock Unit represents a hypothetical share of the Company's Common Stock. A participant's Deferred Stock Unit Account is increased by phantom dividends equal to the Common Stock dividends paid by the Company. Those directors who elect to defer 100% of their total compensation into Deferred Stock Units for a given year shall receive additional compensation in the form of Deferred Stock Units equal to 30% of their total compensation. Any amounts deferred under the former Outside Directors Deferral Plan will continue to be credited with interest annually at the rate of return set forth in the Amended and Restated Plan, which is currently 9%. The amounts accrued for the director under the former plan and the Amended and Restated Plan are paid out in cash, in installments or in a lump sum, at the director's irrevocable election.

   On May 5, 1998, the shareholders of the Company approved the Non-employee Directors Stock Incentive Plan which provides that each non-employee director will receive a grant of an option to purchase 5,000 shares of the Common Stock on the first business day following the Annual Meeting of Shareholders. Therefore, pursuant to said plan, on June 9, 1999, Theodore L. Chandler, Jr., Norwood H. Davis, Jr., Philip J. Faccenda, Robert W. Fiondella, J.S.M. French, Robert H. Hilb, Anthony F. Markel, Thomas H. O'Brien, David W. Searfoss and Robert S. Ukrop were each granted an option to purchase 5,000 shares of the Common Stock of the Company. The exercise price of all options granted to each non-employee director is the fair market value of the Common Stock on the date of grant. All of the options become exercisable six months after the date of grant and expire ten years from the date of grant. Also, pursuant to the Company's Non-employee Directors Stock Incentive Plan, directors may elect to receive some or all of their fees in shares of the Company's Common Stock. Those directors electing to receive 100% of their fees in Common Stock receive additional compensation in the form of Common Stock equal to 30% of their compensation.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership of Common Stock with the Securities and Exchange Commission. Such persons are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

   To the Company's knowledge, based solely upon a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that applicable Section 16(a) filing requirements were satisfied for transactions that occurred in 1999.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   Under rules established by the Commission, the Company is required to provide certain information with respect to the compensation and benefits provided to the Company's Chief Executive Officer, Andrew L. Rogal, and the other Named Executive Officers. The following report of the Compensation Committee of the Board of Directors addresses the Company's compensation policies in effect during 1999.

Role of Compensation Committee

   Decisions on compensation of certain executive officers of the Company are made by the Compensation Committee of the Board of Directors. The Compensation Committee has authority from the Board of Directors to review and determine the salaries of all of the Company's executive officers with the title of Vice President and above. In addition to determining salaries, the Compensation Committee reviews and approves management incentive programs and other benefits for executive officers. The Compensation Committee also administers the Company's stock option plans. Finally, the Committee recommends to the Board of Directors such other forms of remuneration as the Committee deems appropriate. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reported to the full Board of Directors.

   The following is the text of the report adopted by the Compensation Committee with respect to executive compensation for 1999.

Executive Compensation Policies

   The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual and long-term performance goals, recognize individual initiative and achievement and assist the Company in attracting and retaining highly qualified executives. They provide for competitive base salaries which reflect individual performance and level of responsibility, annual bonuses payable in cash on the basis of Company financial success, individual merit and achievement in obtaining annual performance goals and long-term stock-based incentive opportunities which strengthen the mutuality of interests between senior management and the Company's shareholders.

   To further this mutuality of interests, the Insider Stock Ownership Plan was adopted in 1998 to align the interests of senior management with the shareholders by requiring senior management to attain certain stock ownership levels and therefore maintain a vested interest in the equity performance of the Company. Over a five year period, the executives covered by such plan are expected to reach a prescribed ownership level, which is expressed as a multiple of the executive's base salary and which ranges from five times base salary to one times base salary depending on the executive's position. By December 31, 1999, all Named Executive Officers had achieved their respective goals.

   In furtherance of its responsibility to determine executive compensation, the Compensation Committee annually, or more frequently, reviews the Company's executive compensation program. The Compensation Committee evaluates the salaries and compensation structures of executive officers of peer companies in the industry in order to establish general parameters within which it may fix competitive compensation for its executive officers. The peer group used for compensation analysis for 1999 is the same as the peer group reflected in the performance graph included in this proxy statement.

   The Compensation Committee then determines the appropriate salary and management incentive opportunity for each executive officer using a number of factors, including the executive officer's individual duties and responsibilities in the Company, tenure, his or her relative importance to the overall success of the Company's short and long-term goals and attainment of individual performance goals, if appropriate. This is a more specific reiteration of the core compensation philosophy of the Compensation Committee that incentive compensation should be a very substantial component of total compensation.

   Combining subjective and objective policies and practices, the Compensation Committee undertakes this assessment process annually, or more frequently, in order to implement the Company's aggressive pay-for-performance policy. As part of this process, the Committee reviews the compensation of the Company's executives with comparable positions collected from industry data. The Committee believes that the Company's compensation of its executive officers is comparable to its peer companies and provides proper incentives to the executive officer group.

1999 Base Salaries and Annual Incentives

   On June 1, 1997, the Company entered into an employment agreement with Andrew L. Rogal to serve as Chief Executive Officer of the Company. Pursuant to the terms of the employment agreement, Mr. Rogal's annual base salary was fixed at $400,000, subject to an annual review by the Committee to consider appropriate increases. In 1999, Mr. Rogal received a base salary of $440,000. This annual base salary was set based on Mr. Rogal's individual duties and responsibilities, his tenure and salaries paid to the chief executive officers of the Company's peer group companies. In addition, Mr. Rogal is to receive an annual incentive bonus as established and modified from time to time by the Committee. In awarding the annual incentive bonus to Mr. Rogal for 1999, the Committee considered his individual merit and achievement in attaining annual performance goals, the Company's financial success and Mr. Rogal's leadership in strategically focusing the Company. Mr. Rogal is also eligible to receive stock option awards and other long-term equity incentives, as determined by the Committee. Due to the acquisition of American Phoenix Corporation and the uncertainty of the number of shares available for grant after the assimilation of American Phoenix Corporation, the Committee did not grant any options to the Named Executive Officers in 1999.

   The Company's other executive officers are also eligible for an annual management incentive award in the form of a cash bonus. On June 7, 1999, the Committee approved the 1999 Corporate Incentive Plan for certain key executives of the Company. The purpose of the program is to more closely align the interests of the senior executives with the shareholders and further strengthen the Company's pay-for-performance policy by providing a pool based on increased earnings per share. Under the Plan, those individuals responsible for overseeing and driving the strategic initiatives of the Company and for the overall earnings per share of the Company are eligible to participate in the executive bonus pool. The available dollar pool is based on improved earnings per share. On February 10, 2000, utilizing the aforementioned factors, the Committee awarded Mr. Rogal an incentive bonus of $272,900 out of the pool for his 1999 performance.

Tax Considerations

   The Omnibus Budget Reconciliation Act of 1993 established certain criteria for the tax deductibility of compensation in excess of $1.0 million paid to the Company's executive officers. The Company is not in danger of losing deductions under the law. The Committee will carefully consider any plan or compensation arrangement that would result in the disallowance of compensation deductions. The Committee will use its best judgment in such cases, taking all factors into account, including the materiality of any deductions that may be lost. To date, the Committee has not adopted a policy that dictates its decision in such a situation.

   The tables which follow this report, and accompanying narrative and footnotes, reflect the decisions covered by the above discussion.

                                          SUBMITTED BY THE COMPENSATION
                                           COMMITTEE OF THE COMPANY'S BOARD OF
                                           DIRECTORS:

                                          Thomas H. O'Brien, Chairman
                                          Theodore L. Chandler, Jr.
                                          Norwood Davis
                                          Robert H. Hilb

Compensation Committee Interlocks And Insider Participation

   Theodore L. Chandler, Jr., a member of the Company's Compensation Committee, was formerly a principal in the law firm of Williams, Mullen, Clark & Dobbins, Richmond, Virginia, which serves as outside counsel to the Company. Robert H. Hilb, a member of the Company's Compensation Committee, is the former Chairman and Chief Executive Officer of the Company and currently holds the position of Chairman Emeritus.

                             EXECUTIVE COMPENSATION

                           Summary Compensation Table

   The following table sets forth the annual and long-term compensation paid by the Company to each of the Named Executive Officers for the fiscal years ended December 31, 1999, 1998 and 1997.

                                                              Long-Term
                                                             Compensation
                                                                Awards
                                                              Securities
                                                Other Annual  Underlying   All Other
   Name and Principal                    Bonus  Compensation   Options    Compensation
        Position         Year Salary($) ($)(1)     ($)(2)       (#)(3)        ($)
   ------------------    ---- --------- ------- ------------ ------------ ------------
Andrew L. Rogal......... 1999  437,076  272,899     --             --        34,156(4)(5)(6)
 Chairman and Chief      1998  413,126  384,000     --          30,000       31,261(4)(5)(6)
 Executive Officer       1997  360,428  325,000     --          60,000      105,776(4)(5)

Timothy J. Korman....... 1999  235,208  128,700     --             --        24,532(4)(5)(6)
 Executive Vice          1998  206,563  196,300     --          13,000       22,443(4)(5)(6)
 President, Finance and  1997  183,333  150,000     --          30,000       34,119(4)(5)
 Administration

Richard F. Galardini.... 1999  350,016   78,900     --             --        13,024(4)(5)(6)
 Vice President          1998  350,016   88,200     --           9,000       13,592(4)(5)(6)
                         1997  270,215      --      --          15,000        8,000(4)

Michael A. Janes........ 1999  226,042  128,700     --             --         7,990(4)(5)(6)
 Vice President          1998  205,984  170,000     --          10,000        7,870(4)(5)(6)
                         1997  182,500  127,702     --          25,000        8,000(4)

John P. McGrath......... 1999  304,376  166,100     --             --        10,725(4)(5)(6)
 Senior Vice President-  1998  291,586  250,000     --          12,000       11,256(4)(5)(6)
 Business & Product      1997  251,356  234,897     --          30,000        8,000(4)
 Development

--------
(1) Bonuses reported in the table reflect the amount earned by the Named Executive Officer for each year shown. Payment of such bonuses occurred in the year following the year in which such bonuses were earned.
(2) The dollar value of perquisites and other personal benefits received by each of the Named Executive Officers did not exceed the lesser of either $50,000 or 10 percent of the total amount of annual salary and bonus reported for any named individual.
(3) The stock options detailed above, granted pursuant to the Company's 1989 Stock Plan in May 1998 and June of 1997, contain a provision whereby the right to exercise such options vests at a rate of 25% of the aggregate number of shares covered by such options for each one full year of continued employment from the grant date, with total exercisability occurring upon four full years of continued employment by the Company, and expire seven years from grant date.
(4) The amount shown for each Named Executive Officer for 1999 includes the Company's 401(k) matching contributions as follows: Mr. Rogal, $4,800; Mr. Korman, $4,800; Mr. Galardini, $4,800; Mr. Janes, $4,800 and Mr. McGrath, $4,800. The amount shown for each Named Executive Officer for 1998 includes the Company's profit sharing and 401(k) matching contributions as follows:
    Mr. Rogal, $4,900; Mr. Korman, $5,900; Mr. Galardini, $5,525; Mr. Janes, $5,913 and Mr. McGrath, $5,687. The amount shown for each Named Executive Officer for 1997 includes the Company's profit sharing and 401(k) matching contributions as follows: Mr. Rogal, $8,000; Mr. Korman, $8,000; Mr. Galardini, $8,000; Mr. Janes, $8,000 and Mr. McGrath, $8,000.
(5) The amount shown for each Named Executive Officer for 1999 includes the Company's expense to the Supplemental Executive Retirement Plan as follows:
    Mr. Rogal, $26,596 ($8,742 contribution and $17,854 interest accrual); Mr. Korman, $18,172 ($4,704 contribution and $13,468 interest accrual); Mr. Galardini, $6,384 ($5,700 contribution and $684 interest accrual); Mr. Janes, $2,130 ($1,981 contribution and $149 interest accrual) and Mr. McGrath, $4,805 ($4,331 contribution and $474 interest accrual). The amount shown for each Named Executive Officer for 1998 includes the Company's expense to the Supplemental Executive Retirement Plan as follows: Mr. Rogal, $25,669 ($10,125 contribution and $15,544 interest accrual); Mr. Korman, $16,146 ($4,131 contribution and $12,015 interest accrual); Mr. Galardini, $7,601; Mr. Janes, $1,663 and Mr. McGrath, $5,263. The amount shown for each Named Executive Officer for 1997 includes the Company's expense to the Supplemental Executive Retirement Plan as follows:
    Mr. Rogal, $97,776 and Mr. Korman, $26,119.
(6) The amount shown for each Named Executive Officer for 1999 includes the value of life insurance provided as follows: Mr. Rogal, $2,760; Mr.
    Korman, $1,560; Mr. Galardini, $1,840; Mr. Janes, $1,060 and Mr. McGrath, $1,120. The amount shown for each Named Executive Officer for 1998 includes the value of life insurance provided as follows: Mr. Rogal, $692; Mr. Korman, $397; Mr. Galardini, $466; Mr. Janes, $294 and Mr. McGrath, $306.

                       OPTION GRANTS IN LAST FISCAL YEAR

   No stock options were granted to the Named Executive Officers during fiscal year 1999. No stock appreciation rights (SARs) were granted in fiscal year 1999 and there are no outstanding SARs.

   During fiscal year 1999, stock options to acquire 40,100 shares of Common Stock were granted to employees, 16,500 of which were granted to executive officers of the Company other than the Named Executive Officers. The nonqualified stock options granted to the executive officers vest at the rate of 25% per year of full employment after the grant on June 7, 1999, are exercisable at $20.9375 per share and expire on June 7, 2006.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES

   The following table provides information concerning the value of the outstanding options for the Named Executive Officers on December 31, 1999. Messrs. Rogal and Korman were the only Named Executive Officers to exercise options during 1999. There are no outstanding SARs.

                                                           Number of Securities
                                                          Underlying Unexercised     Value of Unexercised
                                                          Options at Fiscal Year    In-the-Money Options at
                                                                End (#)(2)          Fiscal Year End ($)(3)
                         Shares Acquired      Value      ------------------------- -------------------------
          Name           on Exercise (#) Realized ($)(1) Exercisable/Unexercisable Exercisable/Unexercisable
          ----           --------------- --------------- ------------------------- -------------------------
Andrew L. Rogal.........      2,500          16,250           75,500 / 52,500          1,008,969 / 605,156
Timothy J. Korman.......      2,500          16,250           36,250 / 24,750          479,578 /   286,734
Richard F. Galardini....        N/A             N/A            9,750 / 14,250          115,641 /   163,172
Michael A. Janes........        N/A             N/A           23,500 / 20,000          299,031 /   232,344
John P. McGrath.........        N/A             N/A           32,000 / 24,000          416,438 /   278,813

--------
(1) The value realized represents the difference between the exercise price of the option and the fair market value of the Company's stock on the date of exercise.
(2) The aggregate number of exercisable and unexercisable options detailed above are based on the provisions of the Company's stock option plans of December 31, 1999.
(3) The value of in-the-money options at fiscal year end was calculated by determining the difference between the closing price of $28.25 per share of the Company's Common Stock on the New York Stock Exchange on December 31, 1999, the last trading day of the fiscal year, and the exercise price of the options.

                          HRH RETIREMENT SAVINGS PLAN

   The Company administers the HRH Retirement Savings Plan (the Retirement Savings Plan) in which the Named Executive Officers are permitted to participate on the same terms as other employees who meet applicable eligibility criteria. The Retirement Savings Plan's main component is a salary reduction provision under Section 401(k) of the Internal Revenue Code. As of April 1, 1998, the Retirement Savings Plan was amended to provide that the Company's matching contribution would increase from 50% of the first 4% of a participant's salary reduction to 100% of the first 3% of a participant's salary reduction. Therefore, as of April 1, 1998, the profit sharing component of the Retirement Savings Plan was not expected to be used except in exceptional circumstances. The Company matching contribution for 1999 for the Named Executive Officers was $24,000, and for all executive officers as a group was $81,714, under the salary reduction provision of the Retirement Savings Plan.

                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

   The Named Executive Officers participate in the Company's Supplemental Executive Retirement Plan (the SERP), which as of January 1, 1998, was amended and restated to convert the plan from a defined benefit arrangement to a cash balance arrangement, to provide a contribution to participants equal to the Company's profit sharing and matching contributions applied to the participants' base salary in excess of the Internal Revenue Service (the IRS) maximum allowable salary for qualified plans, which was $160,000 for 1999. The SERP was further amended to allow all current and future employees earning in excess of the IRS maximum allowable salary for qualified plans to become participants in the plan, to grandfather the current participants and provide these individuals with a contribution each year equal to the greater of a fixed 2% contribution of their base salary or the calculation for regular participants, to convert the vested benefit accrued for current participants to a cash balance as of December 31, 1997, and to add a provision wherein terminated or retired participants who are employed by a competing entity of the Company will forfeit their remaining account balance.

   Contributions to the SERP for 1999 for each of the Named Executive Officers were as follows: Mr. Rogal, $8,742; Mr. Korman, $4,704; Mr. Galardini, $5,700; Mr. Janes, $1,981 and Mr. McGrath, $4,331. For all executive officers as a group, the 1999 contribution to the SERP was $48,859. Additionally, interest accruals on their balances for 1999 were as follows: Mr. Rogal, $17,854; Mr. Korman, $13,468; Mr. Galardini, $684; Mr. Janes, $149 and Mr. McGrath, $474. For all executive officers as a group, interest accruals on their balances for 1999 equaled $36,684.

                             EMPLOYMENT AGREEMENTS

   Mr. Rogal entered into an employment agreement with the Company on June 1, 1997, for an original term of five (5) years. The agreement provides for an annual review of his salary by the Compensation Committee of the Board of Directors of the Company to consider appropriate increases, but in no event shall his base annual salary of $400,000 be reduced. The agreement may be terminated by the Company with or without proper cause; however, should the agreement be terminated without proper cause, Mr. Rogal would be entitled to receive compensation, annual incentive bonus and benefits until the expiration of the five year term of employment. The annual incentive bonus would be equal to the greater of the highest annual incentive bonus payment previously received by Mr. Rogal during the term of the aforementioned agreement or the sum of $100,000.

   Mr. McGrath entered into an employment agreement with the Company on July 1, 1999, for an original term of two (2) years, subject to the review of the Board of Directors, at a base annual salary of $306,000, which cannot be reduced. The agreement may be terminated by the Company with or without proper cause; however, should the agreement be terminated without proper cause, Mr. McGrath would be entitled to receive compensation, annual incentive bonus and benefits until the expiration of the two year term of employment. The annual incentive bonus would be equal to the greater of the highest annual incentive bonus payment previously received by Mr. McGrath during the term of the aforementioned agreement or 50% of his base salary.

   Messrs. Galardini, Janes and Korman are each employed under standard employment agreements. All such agreements may be terminated for cause and may be terminated without cause on notice of 90 days or less. In no case would any of the foregoing individuals be entitled to compensation greater than 90 days of base salary and any pro-rated portion of any applicable incentive.

   All of the employment agreements contain restrictive covenants relating to the protection of confidential information and clients of the Company.

                    CHANGE OF CONTROL EMPLOYMENT AGREEMENTS

   To ensure continuity and the continued dedication of key executives during any period of uncertainty caused by the threat or occurrence of a takeover, the Company has entered into change of control employment agreements with its executive officers, including each of the Named Executive Officers named in the Summary Compensation Table.

   In the event there is a change of control of the Company, the executive will be employed for a period of three years after the change of control. If the employment of the executive terminates at any time during the three year period following a change of control for any reason other than death, cause or the executive's election, the executive will receive an agreed upon amount of severance pay equal to two to three times such executive's highest applicable annual salary and bonus. Additionally, the executive would be eligible to receive benefits substantially equivalent to those which would have been received under the Company's qualified and non-qualified plans. The change of control employment agreements provide that any excise taxes shall be paid by the Company, as well as any legal expenses of the executive. If an executive elects to terminate his employment in the first year after the change of control, but without any deemed breach by the Company or its successor, the executive shall be entitled to severance equal to one-half to one times the executive's highest applicable annual salary and bonus.

   Mr. Rogal and Mr. Korman each have a change of control employment agreement which provides for a three times severance formula (except for death or cause) and a one-time severance formula for a voluntary termination in the first year after the change of control. The change of control agreements for the other Named Executive Officers provide for a two times and a one-half times severance formula.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   On May 3, 1999, the Company issued to Holdings and Phoenix Home Life $32,000,000 in aggregate principal amount of the Company's 5.25% Convertible Subordinated Debentures Due 2014 (Debentures) in connection with the Company's acquisition of APC from Holdings and Vaughan. Two directors of the Company, Robert W. Fiondella and David W. Searfoss, are executive officers of Phoenix Home Life and Mr. Fiondella is an executive officer of Holdings. Immediately after the Company's acquisition of APC, Holdings distributed all of its consideration received, including the Debentures, to Phoenix Home Life. The aggregate amount of the Company's indebtedness to Phoenix Home Life represented approximately 10% of the Company's total consolidated assets as of December 31, 1999.

   Effective as of January 1, 1996, Mr. Galardini sold an interest in certain employee benefits business to the Company's Pittsburgh office. Pursuant to the terms of such agreement, for each of the calendar years 1996 through 2000, Mr. Galardini would receive the lesser of 10% of the revenues realized or $150,000.

Additionally, Mr. Galardini could, subject to certain conditions, receive the same amounts for each of the calendar years 2001 through 2005. For each of 1997, 1998 and 1999, Mr. Galardini received the maximum payment of $150,000.

                               PERFORMANCE GRAPH

   The following Performance Graph sets forth the Company's cumulative total shareholder return on its Common Stock, assuming reinvestment of dividends, with the cumulative total return on the published Standard & Poor's 500 Stock Index and the cumulative total return on the Company-constructed composite industry index, consisting of Arthur J. Gallagher & Co., Brown & Brown, Inc., Marsh & McLennan Cos., Inc., and Aon Corporation, over the five year period ended December 31, 1999. The Company selected the businesses in the composite industry index in its good faith belief that these other public companies are most similar to the Company's insurance agency business.

                                   [GRAPH]

                       HILB, ROGAL,    S&P 500     PEER
                       AND HAMILTON     INDEX      GROUP
                       ------------     -----      -----
             1994          100           100        100
             1995       115.44           137.58     131.85
             1996       119.57           169.17     160.94
             1997       180.8            225.6      234.32
             1998       192.69           290.08     259.12
             1999       281.99           351.12     376.09

                              SOURCE: STANDARD & POOR'S COMPUSTAT SERVICES INC.

 ASSUMES $100 INVESTED ON JANUARY 1, 1995 IN HILB, ROGAL AND HAMILTON COMPANY
               COMMON STOCK, S&P 500 INDEX AND PEER GOROUP INDEX


                                  PROPOSAL TWO

                     Approval of 2000 Stock Incentive Plan

   The Board of Directors has adopted unanimously and recommends that the shareholders approve the Hilb, Rogal and Hamilton Company 2000 Stock Incentive Plan (the "2000 Plan"). The 2000 Plan will replace the Hilb, Rogal and Hamilton Company 1989 Stock Plan (the "1989 Plan"), which shall be terminated as of June 1, 2000 provided the shareholders of the Company approve the 2000 Plan at the Meeting. The Company's experience with stock options has convinced the Board of Directors of the important role of stock options and other stock-based incentives in recruiting and retaining officers, directors and key employees with ability and initiative and in encouraging such persons to have a greater financial investment in the Company.

   The complete text of the 2000 Plan is set forth as Exhibit A to this Proxy Statement. The following general description of the principal features of the 2000 Plan is qualified in its entirety by reference to Exhibit A.

General Information

   The 2000 Plan would authorize the Compensation Committee of the Board of Directors (the "Committee") to award shares of Common Stock, restricted stock and stock options (collectively, "Stock Incentives") to officers, directors and key employees of the Company and its affiliates who are designated by the Committee. No determination has been made as to which persons eligible to participate in the 2000 Plan (currently, all parent and subsidiary directors and officers, the Company's ten outside directors and over 2,000 employees) will receive awards under the 2000 Plan, and therefore, the benefits to be allocated to any individual or to various groups of eligible participants are not presently determinable.

   If the shareholders approve the 2000 Plan, the Company will be authorized to issue up to 1,200,000 shares of Common Stock under the 2000 Plan. Shares will be considered to be issued under the 2000 Plan only when the shares are actually issued to a participant. Shares forfeited or not issued due to cancellation, termination or expiration of a grant or award under the 1989 Plan will be available for issuance under the 2000 Plan. Shares tendered or withheld in payment of all or part of a stock option granted under either the 1989 Plan or 2000 Plan, or in satisfaction of withholding tax obligations, will be available for issuance under the 2000 Plan. Shares forfeited under the 2000 Plan, and shares not issued under the 2000 Plan because of (i) payment of cash in lieu of shares, (ii) the cancellation, termination or expiration of grants and awards, and/or (iii) other similar events, will be available for issuance under the 2000 Plan. Notwithstanding the above, any shares of Common Stock that are authorized to be issued under the 1989 Plan but that are not issued or covered by grants or awards under the 1989 Plan, shall not be available for issuance under the 2000 Plan.

   The 2000 Plan provides that not more than 300,000 shares of Common Stock shall be available for awards of Common Stock and/or restricted stock. No individual may receive grants or awards under the 2000 Plan in any calendar year which cover more than 200,000 shares of the Company's Common Stock.

   There are currently 1,731 shares of Common Stock available for grants and awards under the 1989 Plan prior to its termination on June 1, 2000; thereafter, no further grants or awards under the 1989 Plan may be made. The termination of the 1989 Plan shall not in any manner adversely affect any outstanding grant or award made under such Plan prior to June 1, 2000.

   The 2000 Plan provides that if there is a stock split, stock dividend or other event that affects the Company's capitalization, appropriate adjustments will be made in the number of shares that may be issued under the 2000 Plan and in the terms of all outstanding grants and awards made under the 2000 Plan before such event.

   On March 1, 2000, the closing price for a share of the Company's Common Stock on the New York Stock Exchange was $28.4375. Through that date, 523,080 exercisable non-qualified stock options and 94,820 shares of restricted stock were covered by outstanding grants and awards under the 1989 Plan. The Company has not made any grants of incentive stock options ("ISOs") or stock appreciation rights under the 1989 Plan, although as of March 1, 2000, there were outstanding and exercisable ISOs for 3,000 shares of Common Stock under the 1989 Plan.

Grants and Awards under the 2000 Plan

   Stock Options. The 2000 Plan will permit the granting of ISOs and non-qualified stock options. ISOs qualify for special tax treatment if certain requirements of the Internal Revenue Code are met. The exercise price for options will not be less than the fair market value of a share of Common Stock on the date of grant. The period in which an option may be exercised will be determined by the Committee on the date of grant, but will not in any event exceed 10 years. Payment of the option exercise price may be in cash or, if the grant agreement provides, by surrendering previously owned shares of Common Stock or the Company withholding shares of Common Stock upon exercise. The Company may also assist in a "cashless exercise" through a broker with the consent of the Committee. In addition, the 2000 Plan permits the Committee to cash out all or any portion of any option by paying the optionee, in cash or Common Stock, the difference between the fair market value of the shares covered by the option and the exercise price.

   Common Stock and Restricted Stock. Shares of Common Stock and restricted Common Stock may also be awarded under the 2000 Plan. The restricted stock would vest and become transferable upon the satisfaction of conditions set forth in the applicable award agreement. Restricted stock awards may be subject to forfeiture if, for example, the recipient's employment terminates before the award vests. During the period of restriction, holders of restricted stock will have voting rights and the right to receive dividends on their shares.

Change of Control Provisions

   The 2000 Plan provides that in the event of a "Change of Control" (as defined in the 2000 Plan), unless otherwise provided by the Committee in a grant or award agreement, all outstanding stock options will become fully exercisable and the restrictions applicable to outstanding restricted stock will lapse. The Committee may also provide that under such circumstances holders of restricted stock may elect to receive, in exchange for shares that were restricted stock, a cash payment equal to the fair market value of the shares surrendered.

Federal Income Tax Consequences

   Non-Qualified Stock Options. Non-qualified stock options granted under the 2000 Plan are not taxable to an optionee at grant but result in taxation at exercise, at which time the individual will recognize ordinary income in an amount equal to the difference between the option exercise price and the fair market value of the Common Stock on the exercise date. The Company will be entitled to deduct a corresponding amount as a business expense in the year the optionee recognizes this income.

   Incentive Stock Options. An employee will generally not recognize income on receipt or exercise of an ISO so long as he or she has been an employee of the Company or its subsidiaries from the date the option was granted until three months before the date of exercise; however, the amount by which the fair market value of the Common Stock at the time of exercise exceeds the option price is a required adjustment for purposes of the alternative minimum tax applicable to the employee. If the employee holds the Common Stock received upon exercise of the option for one year after exercise (and for two years from the date of grant of the option), any difference between the amount realized upon the disposition of the stock and the amount paid for the stock will be treated as long-term capital gain (or loss, if applicable) to the employee. If the employee exercises an ISO and satisfies these holding period requirements, the Company may not deduct any amount in connection with the ISO.

   In contrast, if an employee exercises an ISO but does not satisfy the holding period requirements with respect to the Common Stock acquired on exercise, the employee generally will recognize ordinary income in the year of the disposition equal to the excess, if any, of the fair market value of the Common Stock on the date of exercise over the option price; and any excess of the amount realized on the disposition over the fair market value on the date of exercise will be taxed as long-or short-term capital gain (as applicable). If, however, the fair market value of the Common Stock on the date of disposition is less than on the date of exercise, the employee will recognize ordinary income equal only to the difference between the amount realized on disposition and the option price. In either event, the Company will be entitled to deduct an amount equal to the amount constituting ordinary income to the employee in the year of the premature disposition.

   Restricted Stock. The federal income tax consequences of restricted stock awards depend on the restrictions imposed on the stock. Generally, the fair market value of the stock received will not be includable in the participant's gross income until such time as the stock is no longer subject to a substantial risk of forfeiture or becomes transferable. The employee may, however, make a tax election to include the value of the stock in gross income in the year of receipt despite such restrictions. Generally, the Company will be entitled to deduct the fair market value of the stock transferred to the employee as a business expense in the year the employee includes the compensation in income.

   Common Stock/Cash Payments. The fair market value of any shares of Common Stock awarded to a participant and any cash payments a participant receives in connection with other Stock Incentives or as dividends on restricted stock are taxable as ordinary income in the year received or made available to the participant without substantial limitations or restrictions. Generally, the Company will be entitled to deduct the amount (other than dividends) that the participant includes as income as a business expense in the year the participant recognizes such income.

   Section 162(m) of the Internal Revenue Code places a $1 million annual limit on the deductible compensation of certain executives of publicly traded corporations. The limit, however, does not apply to "qualified performance-based compensation." The Company believes that grants of options under the 2000 Plan will qualify for the performance-based compensation exception to the deductibility limit, assuming that the 2000 Plan is approved by the shareholders.

   State tax consequences may in some cases differ from those described above. Grants and awards under the 2000 Plan may in some instances be made to employees who are subject to tax in jurisdictions other than the United States and may result in tax consequences differing from those described above.

Other Information

   The 2000 Plan will be effective as of the date on which it is approved by the shareholders of the Company, and will expire on May 31, 2005, unless terminated earlier by the Board of Directors. Grants and awards issued before the 2000 Plan expires or is terminated may extend beyond the expiration or termination date. The Board of Directors may amend the 2000 Plan at any time, provided that no such amendment will be made without shareholder approval if such approval is required under any applicable law, rule or regulation. Except for adjustments that result from events that affect the Company's capitalization, the 2000 Plan prohibits any repricing of options without shareholder approval.

Vote Required

   If a quorum exists at the Meeting, the 2000 Plan will be approved if the number of votes cast in favor of the Plan exceeds the number of votes cast against it. Broker Shares that are not voted on the matter and abstentions will not be included in determining the number of votes cast.

   The Board of Directors recommends that the shareholders vote FOR Proposal
Two.

                              INDEPENDENT AUDITORS

   Ernst & Young LLP was the auditor for the fiscal year ended December 31, 1999, and the Audit Committee has selected it as auditor for the year ending December 31, 2000. A representative of Ernst & Young LLP will be present at the meeting with the opportunity to make a statement or respond to appropriate questions from shareholders.

                       PROPOSALS FOR 2001 ANNUAL MEETING

   Under the regulations of the Commission, any shareholder desiring to make a proposal to be acted upon at the 2001 Annual Meeting of Shareholders must cause such proposal to be delivered, in proper form, to the Corporate Secretary of the Company, whose address is 4235 Innslake Drive, P.O. Box 1220, Glen Allen, Virginia 23060-1220, no later than December 1, 2000, in order for the proposal to be considered for inclusion in the Company's proxy statement and form of proxy for that meeting. The Company anticipates holding the 2001 Annual Meeting of Shareholders on May 1, 2001.

   The Company's Bylaws also prescribe the procedure a shareholder must follow to nominate directors or to bring other business before shareholders' meetings. For a shareholder to nominate a candidate for director or to bring other business before a meeting, notice must be received by the Corporate Secretary of the Company not less than 60 days and not more than 90 days prior to the date of the meeting. Based on an anticipated date of May 1, 2001 for the 2001 Annual Meeting of Shareholders, the Company must receive such notice no later than March 2, 2001, and no earlier than February 1, 2001. Notice of a nomination for director must describe various matters regarding the nominee and the shareholder giving notice. Notice of other business to be brought before the meeting must include a description of the proposed business, the reasons therefor and other specified matters. Any shareholder may obtain a copy of the Company's Bylaws, without charge, upon written request to the Corporate Secretary of the Company.

                                 ANNUAL REPORTS

   The Company's Annual Report to Shareholders for the fiscal year ended December 31, 1999, including consolidated financial statements, is being mailed to shareholders with this proxy statement. A copy of the Company's Annual Report on Form 10-K, excluding exhibits, for 1999 filed with the Commission can be obtained without charge by writing to the Corporate Secretary, 4235 Innslake Drive, P.O. Box 1220, Glen Allen, Virginia 23060-1220.

                                                                       EXHIBIT A

                        HILB, ROGAL AND HAMILTON COMPANY
                           2000 STOCK INCENTIVE PLAN

                                   Article I

                                  DEFINITIONS

   For purposes of this Plan, the following terms shall have the following meanings:

   1.01 Affiliate means any "subsidiary corporation" or "parent corporation" (within the meaning of Section 424 of the Code) of the Company.

   1.02 Agreement means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of a Grant or an Award issued to such Participant.

   1.03 Award means an award of Common Stock or Restricted Stock.

   1.04 Board means the Board of Directors of the Company.

   1.05 Change of Control means

     (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (a) the then outstanding shares of Common Stock of the Company (the "Outstanding Company Common Stock") or
  (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Company, (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses
  (a), (b) and (c) of subsection (iii) of this Section 1.05; or

     (ii) Individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election, by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

     (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (b) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

     (iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

     Notwithstanding the foregoing, for purposes of subsection (i) of this
  Section 1.05, a Change of Control shall not be deemed to have taken place if, as a result of an acquisition by the Company which reduces the Outstanding Company Common Stock or the Outstanding Company Voting Securities, the beneficial ownership of a Person increases to 25% or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities; provided, however, that if a Person shall become the beneficial owner of 25% or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities by reason of share purchases by the Company and, after such share purchases by the Company, such Person becomes the beneficial owner of any additional shares of the Outstanding Company Common Stock or the Outstanding Company Voting Stock through any means except an acquisition directly from the Company, for purposes of subsection
  (i) of this Section 1.05, a Change of Control shall be deemed to have taken place.

   1.06 Change of Control Date is the date on which an event described in (i) through (iv) of Section 1.05 occurs.

   1.07 Code means the Internal Revenue Code of 1986, as amended from time to time. References to the Code shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

   1.08 Commission means the Securities and Exchange Commission or any successor agency.

   1.09 Committee means the Compensation Committee of the Board.

   1.10 Common Stock means the Common Stock of the Company.

   1.11 Company means Hilb, Rogal and Hamilton Company.

   1.12 Disability, with respect to a Participant, means "disability" as defined from time to time under any long-term disability plan of the Company or Subsidiary with which the Participant is employed.

   1.13 Effective Date means the date on which this Plan is approved by the shareholders of the Company.

   1.14 Exchange Act means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

   1.15 Fair Market Value means, on any given date, the closing price of a share of Common Stock as reported on the New York Stock Exchange composite tape on such day or, if the Common Stock was not traded on the New York Stock Exchange on such day, then on the next preceding day that the Common Stock was traded on such exchange, all as reported by such source as the Committee may select.

   1.16 Grant means the grant of an Option.

   1.17 Incentive Stock Option means an Option which qualifies and is intended to qualify as an "incentive stock option" under Section 422 of the Code.

   1.18 Non-Qualified Stock Option means an Option other than an Incentive Stock Option.

   1.19 Option means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price and on the conditions set forth in an Agreement.

   1.20 Option Price means the price per share for Common Stock purchased on the exercise of an Option as provided in Article VI.

   1.21 Participant means an officer, director or employee of the Company or of a Subsidiary who satisfies the requirements of Article IV and is selected by the Committee to receive a Grant or an Award.

   1.22 Plan means the Hilb, Rogal and Hamilton Company 2000 Stock Incentive Plan, as amended from time to time.

   1.23 Prior Plan means the Hilb, Rogal and Hamilton Company 1989 Stock Plan.

   1.24 Restricted Stock means shares of Common Stock awarded to a Participant under Article IX and designated as Restricted Stock. Shares of Common Stock shall cease to be Restricted Stock when, in accordance with the terms of the applicable Agreement, they become transferable and free of substantial risk of forfeiture.

   1.25 Rule 16b-3 means Rule 16b-3, as promulgated by the Commission under
Section 16(b) of the Exchange Act, as amended from time to time, or any successor rule.

   1.26 Securities Broker means the registered securities broker acceptable to the Company who agrees to effect the cashless exercise of an Option pursuant to
Section 8.04 hereof.

   1.27 Subsidiary means, with respect to any corporation, a "subsidiary corporation" of that corporation within the meaning of Code Section 424(f).

                                   Article II

                                    PURPOSES

   The Plan is intended to assist the Company in recruiting and retaining officers, directors and key employees with ability and initiative by enabling such persons who contribute significantly to the Company or an Affiliate to participate in its future success and to associate their interests with those of the Company and its shareholders. The Plan is intended to permit the award of Common Stock and Restricted Stock and the grant of Options qualifying as Incentive Stock Options or Non-Qualified Stock Options as designated by the Committee at the time of grant. No Option that is intended to be an Incentive Stock Option however, shall be invalid for failure to qualify as an Incentive Stock Option under Section 422 of the Code but shall be treated as a Non-Qualified Stock Option.

                                  Article III

                                 ADMINISTRATION

   This Plan shall be administered by the Committee. The Committee shall have authority to issue Grants and Awards upon such terms (not inconsistent with the provisions of this Plan) as the Committee may consider appropriate. The terms of such Grants and Awards may include conditions (in addition to those contained in this Plan) on (i) the exercisability of all or any part of an Option and (ii) the transferability or forfeitability of Restricted Stock. In addition, the Committee shall have complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of this Plan. To fulfill the purposes of the Plan without amending the Plan, the Committee may also modify any Grants or Awards issued to Participants who are nonresident aliens or employed outside of the United States to recognize differences in local law, tax policy or custom.

   The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. Any decision made, or action taken, by the Committee or in connection with the administration of this Plan shall be final and conclusive. All expenses of administering this Plan shall be borne by the Company.

                                   Article IV

                                  ELIGIBILITY

   4.01 General. Any officer, director or employee of the Company or of any Company Affiliate (including any corporation that becomes an Affiliate of the Company after the adoption of this Plan) who, in the judgment of the Committee, has contributed significantly or can be expected to contribute significantly to the profits or growth of the Company or a Subsidiary of the Company may receive one or more Awards or Grants, or any combination or type thereof. Employee and non-employee directors of the Company are eligible to participate in this Plan.

   4.02 Grants and Awards. The Committee will designate the individuals to whom Grants and/or Awards are to be made and will specify the number of shares of Common Stock subject to each such Grant or Award. An Option may be granted alone or in addition to other Grants and/or Awards under the Plan. The Committee shall have the authority to grant Incentive Stock Options, Non-Qualified Stock Options or both types of Options to any Participant; provided, however, that Incentive Stock Options may be granted only to employees of the Company and its Subsidiaries. All Grants or Awards under this Plan shall be evidenced by Agreements which shall be subject to applicable provisions of this Plan and to such other provisions as the Committee may determine. No Participant may be granted Options that are Incentive Stock Options (under all plans of the Company and its Affiliates which provide for the grant of Incentive Stock Options) which are first exercisable in any calendar year for Common Stock having an aggregate Fair Market Value (determined as of the date an Option is granted) exceeding $100,000 or such other amount as shall be specified in Code Section 422 and the rules and regulations thereunder from time to time. No Participant may receive Grants or Awards under the Plan with respect to more than 200,000 shares of Common Stock during any one calendar year.

   4.03 Designation of Option as an Incentive Stock Option or Non-Qualified Stock Option. The Committee will designate at the time an Option is granted whether the Option is to be treated as an Incentive Stock Option or a Non-Qualified Stock Option. In the absence, however, of any such designation, such Option shall be treated as a Non-Qualified Stock Option.

   4.04 Qualification of Incentive Stock Option under Section 422 of the
Code. Anything in this Plan to the contrary notwithstanding, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised so as to disqualify the Plan under Section 422 of the Code or, without the consent of the Participant so affected, to disqualify any Incentive Stock Option under such Section 422. No Option that is intended to be an Incentive Stock Option however, shall be invalid for failure to qualify as an Incentive Stock Option under Section 422 of the Code but shall be treated as a Non-Qualified Stock Option.

                                   Article V

                             STOCK SUBJECT TO PLAN

   Subject to the adjustment provisions of Article X and the provisions of (a) through (c) of this Article V, up to 1,200,000 shares of Common Stock may be issued under the Plan. In addition to such authorization, the following shares of Common Stock may be issued under the Plan:

     (a) Shares of Common Stock that are forfeited under the Prior Plan, and shares of Common Stock that are not issued under the Prior Plan because of
  (i) the cancellation, termination or expiration of Grants and Awards, and/or (ii) other similar events under the Prior Plan, shall be available for issuance under this Plan.

     (b) If a Participant tenders, or has withheld, shares of Common Stock in payment of all or part of the Option Price under an Option granted under the Plan or the Prior Plan, or in satisfaction of withholding tax obligations thereunder, the shares of Common Stock so tendered by the Participant or so withheld shall become available for issuance under the Plan.

     (c) Shares of Common Stock that are forfeited under the Plan, and shares of Common Stock that are not issued under the Plan because of (i) a payment of cash in lieu of shares of Common Stock, (ii) the cancellation, termination or expiration of Grants and Awards, and/or (iii) other similar events under the Plan, shall be available for issuance under this Plan.

   Notwithstanding (a) above, any shares of Common Stock that are authorized to be issued under the Prior Plan but that are not issued or covered by Grants or Awards under the Prior Plan, shall not be available for issuance under this Plan.

   Subject to the adjustment provisions of Article X, not more than 300,000 shares of Common Stock shall be issued under Awards of Common Stock and/or Restricted Stock.

   Subject to the foregoing provisions of this Article V, if a Grant or an Award may be paid only in shares of Common Stock, or in either cash or shares of Common Stock, the shares of Common Stock shall be deemed to be issued hereunder only when and to the extent that payment is actually made in shares of Common Stock. However, the Committee may authorize a cash payment under a Grant or an Award in lieu of shares of Common Stock if there are insufficient shares of Common Stock available for issuance under the Plan.

                                   Article VI

                                  OPTION PRICE

   The price per share for Common Stock purchased on the exercise of an Option shall be fixed by the Committee on the date of grant; provided, however, that the price per share shall not be less than the Fair Market Value on such date. Notwithstanding the foregoing, if an Incentive Stock Option is granted to a Participant who, at the time of the Grant, is a 10% shareholder as determined under Section 422 of the Code, then the Option Price shall be not less than 110% of the Fair Market Value on the date of Grant.

                                  Article VII

                              EXERCISE OF OPTIONS

   7.01 Maximum Option Period. The period in which an Option may be exercised shall be determined by the Committee on the date of grant; provided, however, that an Option shall not be exercisable after the expiration of 10 years (or 5 years in the case of an Incentive Stock Option granted to a 10% shareholder as determined under Section 422 of the Code) from the date the Option was granted. The date upon which any Option granted by the Committee becomes exercisable may be accelerated by the Committee in its discretion. Subject to the terms hereof, the term of exercisability for any Option granted by the Committee may be extended by the Committee and may be made contingent upon the continued employment of the Participant by the Company or Affiliate.

   7.02 Transferability of Options. Non-Qualified Stock Options may be transferable by a Participant and exercisable by a person other than a Participant, but only to the extent specifically provided in an Option Agreement. Incentive Stock Options, by their terms, shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable, during the Participant's lifetime, only by the Participant. No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation or liability of such Participant.

   7.03 Employee Status. For purposes of determining the applicability of
Section 422 of the Code (relating to Incentive Stock Options), or in the event that the terms of any Grant provide that it may be exercised only during employment or within a specified period of time after termination of employment, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary Disability, or other reasons shall not be deemed interruptions of continuous employment.

                                  Article VIII

                               METHOD OF EXERCISE

   8.01 Exercise. Subject to the provisions of Articles VII and XI, an Option may be exercised in whole at any time or in part from time to time at such times and in compliance with the applicable Agreement and such other requirements as the Committee shall determine. An Option granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the Option could be exercised. Such partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with this Plan with respect to remaining shares subject to the Option.

   8.02 Payment. Unless otherwise provided by the Agreement, payment of the Option Price shall be made in cash. If the Agreement provides, payment of all or part of the Option Price (and any applicable withholding taxes) may be made by surrendering already owned shares of Common Stock to the Company or by the Company withholding shares of Common Stock from the Participant upon exercise, provided the shares surrendered or withheld have a Fair Market Value (determined as of the day preceding the date of exercise) that is not less than such price or part thereof and any such withholding taxes. In addition, the Committee may establish such payment or other terms as it may deem to be appropriate and consistent with these purposes.

   8.03 Shareholder Rights. No Participant shall have any rights as a shareholder with respect to shares subject to his Option until the date he exercises such Option.

   8.04 Cashless Exercise. To the extent permitted under the applicable laws and regulations, at the request of the Participant and with the consent of the Committee, the Company agrees to cooperate in a "cashless exercise" of the Option. The cashless exercise shall be effected by the Participant delivering to the Securities Broker instructions to exercise all or part of the Option, including instructions to sell a sufficient number of shares of Common Stock to cover the costs and expenses associated therewith. The Committee may permit a Participant to elect to pay any applicable withholding taxes by requesting that the Company withhold the number of shares of Common Stock equivalent at current Fair Market Value to the withholding taxes due.

   8.05 Cashing Out of Option. The Committee may elect to cash out all or part of the portion of any Option to be exercised by paying the optionee an amount, in cash or Common Stock, equal to the excess of the Fair Market Value of the Common Stock that is the subject of the portion of the Option to be exercised over the Option Price times the number of shares of Common Stock subject to the portion of the Option to be exercised on the effective date of such cash out.

                                   Article IX

                       COMMON STOCK AND RESTRICTED STOCK

   9.01 Award. In accordance with the provisions of Article IV, the Committee will designate the individuals to whom an Award of Common Stock and/or Restricted Stock is to be made and will specify the number of shares of Common Stock covered by such Award or Awards.

   9.02 Vesting. In the case of Restricted Stock, on the date of the Award, the Committee may prescribe that the Participant's rights in the Restricted Stock shall be forfeitable or otherwise restricted in any manner in the discretion of the Committee for such period of time as is set forth in the Agreement. Subject to the provisions of Article XI hereof, the Committee may award Common Stock to a Participant which is not forfeitable and is free of any restrictions on transferability.

   9.03 Shareholder Rights. Prior to their forfeiture in accordance with the terms of the Agreement and while the shares are Restricted Stock, a Participant will have all rights of a shareholder with respect to Restricted Stock, including the right to receive dividends and vote the shares; provided, however, that (i) a Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of Restricted Stock, (ii) the Company shall retain custody of the certificates evidencing shares of Restricted Stock, and
(iii) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each award of Restricted Stock.

                                   Article X

                     ADJUSTMENT UPON CHANGE IN COMMON STOCK

   Should the Company effect one or more (x) stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization; (y) spin-offs, spin-outs, split-ups, split-offs, or other such distribution of assets to shareholders; or (z) direct or indirect assumptions and/or conversions of outstanding Options due to an acquisition of the Company, then the maximum number of shares as to which Grants and Awards may be issued under this Plan shall be proportionately adjusted and their terms shall be adjusted as the Committee shall determine to be equitably required, provided that the number of shares subject to any Grant or Award shall always be a whole number. Any determination made under this Article X by the Committee shall be final and conclusive.

   The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to any Grant or Award.

                                   Article XI

             COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES

   No Grant shall be exercisable, no Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements) and the rules of all domestic stock exchanges on which the Company's shares may be listed. The Company may rely on an opinion of its counsel as to such compliance. Any share certificate issued to evidence Common Stock for which a Grant is exercised or an Award is issued may bear such legends and statements as the Committee may deem advisable to assure compliance with federal and state laws and regulations. No Grant shall be exercisable, no Common Stock shall be issued, no certificate for shares shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Committee may deem advisable from regulatory bodies having jurisdiction over such matters.

                                  Article XII

                               GENERAL PROVISIONS

   12.01 Effect on Employment. Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any employee any right to continue in the employ of the Company or an Affiliate or in any way affect any right and power of the Company or an Affiliate to terminate the employment of any employee at any time with or without assigning a reason therefor.

   12.02 Unfunded Plan. The Plan, insofar as it provides for a Grant, is not required to be funded, and the Company shall not be required to segregate any assets that may at any time be represented by a Grant under this Plan.

   12.03 Change of Control. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change of Control:

     (a) Unless otherwise provided by the Committee in an Agreement, any outstanding Option which is not presently exercisable and vested as of a Change of Control Date shall become fully exercisable and vested to the full extent of the original Grant upon such Change of Control Date.

     (b) Unless otherwise provided by the Committee in an Agreement, the restrictions applicable to any outstanding Restricted Stock shall lapse, and such Restricted Stock shall become free of all restrictions and become fully vested, nonforfeitable and transferable to the full extent of the original Award. The Committee may also provide in an Agreement that a Participant may elect, by written notice to the Company within 60 days after a Change of Control Date, to receive, in exchange for shares that were Restricted Stock immediately before the Change of Control Date, a cash payment equal to the Fair Market Value of the shares surrendered on the last business day the Common Stock is traded on the New York Stock Exchange prior to receipt by the Company of such written notice.

     (c) The Committee may, in its complete discretion, cause the acceleration or release of any and all restrictions or conditions related to a Grant or Award, in such manner, in the case of officers and directors of the Company who are subject to Section 16(b) of the Exchange Act, as to conform to the provisions of Rule 16b-3.

   12.04 Rules of Construction. Headings are given to the articles and sections of this Plan solely for ease of reference and are not to be considered in construing the terms and conditions of the Plan. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

   12.05 Rule 16b-3 Requirements. Notwithstanding any other provisions of the Plan, the Committee may impose such conditions on any Grant or Award, and the Board may amend the Plan in any such respects, as they may determine, on the advice of counsel, are necessary or desirable to satisfy the provisions of Rule 16b-3. Any provision of the Plan to the contrary notwithstanding, and except to the extent that the Committee determines otherwise: (a) transactions by and with respect to officers and directors of the Company who are subject to
Section 16(b) of the Exchange Act shall comply with any applicable conditions of Rule 16b-3; and (b) every provision of the Plan shall be administered, interpreted and construed to carry out the foregoing provisions of this sentence.

   12.06 Amendment, Modification and Termination. At any time and from time to time, the Board may terminate, amend or modify the Plan. Such amendment or modification may be without shareholder approval except to the extent that such approval is required by the Code, pursuant to the rules under Section 16 of the Exchange Act, by any national securities exchange or system on which the Common Stock is then listed or reported, by any regulatory body having jurisdiction with respect thereto or under any other applicable laws, rules, or regulations. No termination, amendment, or modification of the Plan, other than pursuant to
Section 12.05 herein, shall in any manner adversely affect any Grant or Award theretofore issued under the Plan, without the written consent of the Participant. The Committee may amend the terms of any Grant or Award theretofore issued under this Plan, prospectively or retrospectively, but no such amendment shall impair the rights of any Participant without the Participant's written consent except an amendment provided for or contemplated in the terms of the Grant or Award, an amendment made to cause the Plan, or Grant or Award, to qualify for the exemption provided by Rule 16b-3, or an amendment to make an adjustment under Article X. Except as provided in Article X, the Option Price of any outstanding Option may not be adjusted or amended, whether through amendment, cancellation or replacement, unless such adjustment or amendment is approved by the shareholders of the Company.

   12.07 Governing Law. The validity, construction and effect of the Plan and any actions taken or related to the Plan shall be determined in accordance with the laws of the Commonwealth of Virginia and applicable federal law.

   12.08 Successors and Assigns. All obligations of the Company under the Plan, with respect to Grants and Awards issued hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company. The Plan shall be binding on all successors and permitted assigns of a Participant, including, but not limited to, the estate of such Participant and the executor, administrator or trustee of such estate, and the guardians or legal representative of the Participant.

   12.09 Effect on Prior Plan and Other Compensation Arrangements. The adoption of this Plan shall have no effect on Grants and Awards made pursuant to the Prior Plan and the Company's other compensation arrangements. Nothing contained in this Plan shall prevent the Company from adopting other or additional compensation plans or arrangements for its officers, directors or employees.

   12.10 Duration of Plan. No Grant or Award may be made under this Plan after May 31, 2005.

   12.11 Grants Prior to Effective Date. Options may be granted under this Plan, upon its adoption by the Board, provided that no Option will be effective unless and until this Plan is approved by the holders of a majority of the shares of the Company's outstanding voting stock present in person, or represented by proxy, and entitled to vote at a duly held meeting of the shareholders. No Option granted prior to the Effective Date may be exercised before the requisite shareholder approval is obtained.

PROXY

                       HILB, ROGAL AND HAMILTON COMPANY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareholder shown on the reverse side hereby appoints Andrew L. Rogal, Timothy J. Korman and Walter L. Smith, and each or any of them, proxy for said shareholder, with power of substitution, to vote all the shares of Common Stock of Hilb, Rogal and Hamilton Company held of record by said shareholder as of March 27, 2000 at the Annual Meeting of Shareholders of Hilb, Rogal and Hamilton Company to be held at The Jefferson Hotel, 101 West Franklin Street, Richmond, Virginia, on May 2, 2000, at 10:00 a.m. eastern time, and at any adjournments or postponements thereof, upon the matters designated on the reverse side as more fully set forth in the Proxy Statement and for the transaction of such business as may properly come before the meeting and any adjournments or postponements thereof.

                          (Continued on reverse side)

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

This proxy when properly executed will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Items 1 and 2.

Item 1. ELECTION OF DIRECTORS

     FOR        [_]                      INSTRUCTIONS: To withhold
     ---                                 authority to vote for any individual
                                         nominee, write each such nominee's
     Nominees:  Robert W. Fiondella      name in the following space:
                Robert H. Hilb
                Timothy J. Korman
                Andrew L. Rogal          ---------------------------------------
                David W. Searfoss
                Martin L. Vaughan, III

     WITHHOLD AUTHORITY
     ------------------
     to vote for all such nominees
            [_]

Item 2. APPROVAL OF 2000 STOCK INCENTIVE PLAN

           FOR      AGAINST      ABSTAIN
           [_]        [_]          [_]

Item 3. In their discretion, the proxies are authorized to
           vote upon such other business as may properly come before the meeting.

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title of such. If a corporation, please sign in corporation's name by President or other authorized officer. If a partnership, please sign in partnership's name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED
ENVELOPE.

Signature(s)__________________Signature(s)____________________Date___________

--------------------------------------------------------------------------------
                             Fold and Detach Here

                       HILB, ROGAL AND HAMILTON COMPANY

                    TO TRUSTEE, HRH RETIREMENT SAVINGS PLAN
                    AND HRH FROZEN RETIREMENT SAVINGS PLAN

            This Voting Instruction is Solicited on Behalf of the
            Board of Directors of Hilb, Rogal and Hamilton Company

Pursuant to Section 12.9 of the HRH Retirement Savings Plan and HRH Frozen Retirement Savings Plan of Hilb, Rogal and Hamilton Company, you are directed to vote, in person or by proxy, the whole shares of Common Stock of Hilb, Rogal and Hamilton Company credited to the undersigned Participant's Account as of March 27, 2000 at the Annual Meeting of Shareholders of Hilb, Rogal and Hamilton Company to be held at The Jefferson Hotel, 101 West Franklin Street, Richmond, Virginia, on May 2, 2000, at 10:00 a.m. eastern time, and at any adjournments or postponements thereof, upon the matters designated on the reverse side as more fully set forth in the proxy Statement and for the transaction of such business as may properly come before the meeting and any adjournments or postponements thereof.

THIS VOTING INSTRUCTION, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE BY THE UNDERSIGNED PARTICIPANT. IF NO DIRECTION IS MADE, OR IF A VOTING INSTRUCTION IS NOT PROPERLY EXECUTED AND RECEIVED BY THE TRUSTEE, THE SHARES CREDITED TO YOUR PARTICIPANT'S ACCOUNT SHALL BE VOTED IN THE SAME PROPORTION AS THOSE SHARES FOR WHICH THE TRUSTEE HAS RECEIVED PROPER VOTING INSTRUCTIONS.

         ------------------------------------------------------------
                  PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY
         ------------------------------------------------------------

HILB, ROGAL AND HAMILTON COMPANY

HRH RETIREMENT SAVINGS PLAN AND
HRH FROZEN RETIREMENT SAVINGS PLAN

This Voting Instruction when properly executed will be voted in the manner directed by the undersigned shareholder.

Item 1. ELECTION OF DIRECTORS

     FOR        [_]                      INSTRUCTIONS: To withhold
     ---                                 authority to vote for any individual
                                         nominee, write each such nominee's
     Nominees:  Robert W. Fiondella      name in the following space:
                Robert H. Hilb
                Timothy J. Korman
                Andrew L. Rogal          ---------------------------------------
                David W. Searfoss
                Martin L. Vaughan, III

    WITHHOLD AUTHORITY
     ------------------
     to vote for all such nominees
            [_]

Item 2. APPROVAL OF 2000 STOCK INCENTIVE PLAN

           FOR      AGAINST      ABSTAIN
           [_]        [_]          [_]

     RECORD DATE SHARES:


     Please be sure to sign and date this Voting Instruction.
     Please sign exactly as name(s) appear(s) hereon.

     -------------------------------------------     -------------------

     -------------------------------------------     -------------------
     Participant Sign Here                                  Date

     DETACH CARD